Exhibit 99.1

Nuvectis Pharma, Inc. Reports 2025 Financial Results and Business Highlights

Fort Lee, NJ, February 11, 2026 (GLOBE NEWSWIRE) - Nuvectis Pharma, Inc. (NASDAQ: NVCT) ("Nuvectis" or the "Company"), a clinical-stage biopharmaceutical company focused on the development of innovative precision medicines for the treatment of serious conditions of unmet medical need in oncology, today reported its financial results for the year ended December 31, 2025 and provided an update on recent business progress.

Ron Bentsur, Chairman and Chief Executive Officer of Nuvectis, commented, “2025 was an eventful year for Nuvectis, with significant progress made in the NXP900 development program, laying the groundwork for multiple potential data readouts in 2026. Our Phase 1b monotherapy study evaluating NXP900’s clinical potential in several molecularly and histologically-defined target tumors, and the combination study of NXP900 with osimertinib in patients with EGFR-mutated non-small cell lung cancer (“NSCLC”) are enrolling patients. In addition, a combination with lorlatinib in ALK-positive NSCLC, is pending commencement. With the potential embedded in the NXP900 Phase 1b program, we expect 2026 to be an exciting year for Nuvectis.”

Mr. Bentsur concluded, “We remain focused on operational execution and financial responsibility, and believe that our current cash position can take us through multiple potential NXP900 Phase 1b milestones and well into the second half of 2027.”

Full Year 2025 Financial Results

Cash and cash equivalents were $31.6 million as of December 31, 2025, compared to $18.5 million as of December 31, 2024. The increase of $13.1 million resulted from the Company's February 2025 public offering and from access to our at-the-market facility, partially offset by operating expenses.

The Company's net loss was $26.4 million for the year ended December 31, 2025, compared to $19.0 million for the year ended December 31, 2024, an increase in net loss of $7.4 million. Net loss for the 2025 fiscal year included $6.0 million in non-cash stock-based compensation and one-time license fees associated with milestone achievements of $2.4 million.

Research and development expenses, including non-cash and one-time non-recurring expenses, were $18.2 million for the year ended December 31, 2025, compared to $12.9 million for the year ended December 31, 2024, an increase of $5.3 million.

General and administrative expenses, including non-cash and one-time non-recurring expenses, were $9.4 million for the year ended December 31, 2025, compared to $6.9 million for the year ended December 31, 2024, an increase of $2.5 million.

Finance income was $1.1 million for the year ended December 31, 2025, compared to $0.8 million for the year ended December 31, 2024, an increase of $0.3 million.

About Nuvectis Pharma, Inc.

Nuvectis Pharma, Inc. is a biopharmaceutical company focused on the development of innovative precision medicines for the treatment of serious conditions of unmet medical need in oncology. The Company's assets include NXP900 a clinical-stage drug candidate. NXP900 is an oral small molecule inhibitor of the SRC Family of Kinases (SFK), including SRC and YES1. Its unique mechanism of action enables inhibition of both the catalytic and scaffolding functions of the SRC kinase, providing comprehensive shutdown of the signaling pathway. NXP900 has completed a Phase 1a dose escalation study and the Phase 1b program has been initiated.

For more information on Nuvectis, please visit our website at https://nuvectis.com/.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate", "believe", "contemplate", "could", "estimate", "expect", "intend", "seek", "may", "might", "plan", "potential", "predict", "project", "target", "aim", "should", "will", "would", or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward looking statements are based on Nuvectis Pharma, Inc.'s current expectations and interpretations of data and information available, including preclinical and clinical safety, pharmacokinetics, pharmacodynamics, and efficacy data generated to date for NXP900 and the timing and safety and efficacy data expectations for the monotherapy and combination components of the NXP900 Phase 1b program and estimates and projections regarding our financial condition. The outcomes of the events described in these forward-looking statements are subject to inherent uncertainties, risks, assumptions, market and other conditions, and other factors that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties may also be subject to market and other conditions and described more fully in the section titled "Risk Factors" in our 2025 Form 10-K and our other public filings with the U.S. Securities and Exchange Commission ("SEC"). However, these risks are not exhaustive and new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward looking statements contained in this press release or other filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Company Contact:

Ron Bentsur

Chairman, Chief Executive Officer and President

rbentsur@nuvectis.com

Media Relations Contact:

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

NUVECTIS PHARMA, INC.

BALANCE SHEETS

(USD in thousands, except per share and share amounts)

	December 31,
	2025	2024
Assets
CURRENT ASSETS
Cash and cash equivalents	$31,634	$18,533
Other current assets	75	74
TOTAL CURRENT ASSETS	31,709	18,607

TOTAL ASSETS	$31,709	$18,607

Liabilities and Shareholders’ Equity

CURRENT LIABILITIES
Accounts payables	$6,274	$2,498
Accrued liabilities	115	840
Employee compensation and benefits	6,907	5,556
TOTAL CURRENT LIABILITIES	13,296	8,894
TOTAL LIABILITIES	13,296	8,894

COMMITMENTS AND CONTINGENCIES, see Note 3

SHAREHOLDERS’ EQUITY, see Note 6
Common Shares, $0.00001 par value – 60,000,000 shares authorized as of December 31, 2025, and December 31, 2024, 25,676,798, and 19,495,683 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	*	*
Additional paid in capital	118,100	82,958
Accumulated deficit	(99,687)	(73,245)
TOTAL SHAREHOLDERS’ EQUITY	18,413	9,713
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,709	$18,607

*	Represent amount lower than $1,000 USD.

NUVECTIS PHARMA, INC.

STATEMENT OF OPERATIONS

(USD in thousands, except per share and share amounts)

	For the year ended	For the year ended
	December 31, 2025	December 31, 2024
OPERATING EXPENSES
Research and development	$18,153	$12,918
General and administrative	9,421	6,929

OPERATING LOSS	(27,574)	(19,847)
Finance income	1,132	847

NET LOSS	$(26,442)	$(19,000)
EFFECT OF WARRANTS MODIFICATION,	(2,429)	—
TOTAL NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(28,871)	(19,000)
BASIC AND DILUTED NET LOSS PER COMMON SHARE OUTSTANDING	$(1.32)	$(1.11)
Basic and diluted weighted average number of common shares outstanding	21,812,716	17,113,169